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                        [HUNTON & WILLIAMS LETTERHEAD]


                                                           FILE NO: 51708.000008


                                 April 9, 1997

Board of Directors
Template Software, Inc.
45365 Vintage Park Plaza
Dulles, VA 20166

                      REGISTRATION STATEMENT ON FORM S-8
              TEMPLATE SOFTWARE, INC. 1996 EQUITY INCENTIVE PLAN


Gentlemen:

         We have acted as counsel to Template Software, Inc., a Virginia corporation (the "Company") in connection with the registration under the Securities Act of 1933 of one million (1,000,000) shares of its common stock, $01 par value (the "Common Stock"), to be issued as described in the Company's registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") as of April 9, 1997, and relating to the Company's 1996 Equity Incentive Plan. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

         Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and, upon issuance, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference of our firm therein.

                                        Very truly yours,

                                        /s/ Hunton & Williams